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                                                                     EXHIBIT 5.1

Mission Resources Corporation
1331 Lamar Street, Suite 1455
Houston, Texas  77010


            Re: Distribution of up to 2,000,000 additional shares of Common Stock of Mission Resources Corporation pursuant to the Company's 1996 Stock Incentive Plan

Gentlemen:

We have acted as legal counsel for Mission Resources Corporation, a Delaware corporation (the "Company"), in connection with the offer to certain eligible employees of the Company and its subsidiaries of a total of up to 2,000,000 additional shares (the "Shares") of the Company's common stock, $.01 par value per share (the "Common Stock"), issuable pursuant to the Company's 1996 Stock Incentive Plan (the "Plan").

We have made such inquiries and examined such documents as we have considered necessary or appropriate for the purposes of giving the opinion hereinafter set forth, including the examination of executed or conformed counterparts, or copies certified or otherwise proved to our satisfaction of the following:

         (i) the Certificate of Incorporation of the Company as filed with the Secretary of State of Delaware on March 7, 1994, as amended;

         (ii)  the Bylaws of the Company as of the date of this opinion;

         (iii) the Company's Registration Statement on Form S-8 covering the Shares (the "Registration Statement");

         (iv)  the Plan, as amended; and

         (v) such other documents, corporate records, certificates and other instruments as we have deemed necessary or appropriate for the purpose of this opinion.

In making the foregoing examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies and the due authorization, execution, delivery or recordation of all documents where due authorization, execution or recordation are prerequisites to the effectiveness thereof. Furthermore, we have assumed that prices paid for shares of Common Stock will equal or exceed the par value per share of the Common Stock. As to questions of fact material to this opinion, where such facts have not been independently established, and as to the content and form of the Certificate of Incorporation (as amended), Bylaws (as amended), Plan (as amended), minutes, records, resolutions and other documents or writings of the Company, we have relied, to the extent we deem reasonably appropriate, upon representations or certificates of officers of the Company and upon documents, records and instruments furnished to us by the Company, without independent check or verification of their accuracy.

Based upon the foregoing, and having regard for such legal considerations as we deem relevant, we are of the opinion that the Shares of Common Stock covered by the Registration Statement, which may be issued from time to time in accordance with the terms of the Plan, have been duly authorized for issuance by the Company, and, when so issued in accordance with the terms and conditions of the Plan, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement.


                                       Very truly yours,


                                       /s/ Haynes and Boone, L.L.P.
                                       --------------------------------
                                       HAYNES AND BOONE, L.L.P.
Houston, Texas
June 20, 2001